UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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On October 3, 2017, The Procter & Gamble Company distributed the following communication and may in the future send or use the same or substantially similar communications from time to time:

This is Too Important…I’m Taking the Gloves Off

A.G. Lafley

I have been trying to understand and assess the merits of the case put forward by Trian in its proxy contest.

I have learned over the years to watch carefully what people do... and take what they say with a grain of salt. The best predictor of future behavior is past behavior.

Mr. Peltz’s game plan is well-known: cost cuts, board and management shake ups, asset sales and break ups.

Mr. Peltz likes to find an ally in his efforts. In this case, he chose Mr. Daley, former P&G CFO from 1998-2009. Mr. Peltz explains, “I chose Clayt to work with because he has the stature, credibility and knowledge to really shape P&G.”

Let’s examine Messrs. Peltz and Daley’s principal assertions.

First: Company Goals. Mr. Daley intones the company’s goals are too low and “mean the management and board of directors have accepted mediocrity.” What Mr. Daley calls “low,” P&G calls “commitment” – results the company has a high probability of delivering.

One would hope that Mr. Daley would have learned his lesson about responsible goal setting from his experience in 1998 to 2000. During his first term as P&G CFO, he said the company would grow sales 7 to 8% and EPS 13 to 15%. Both goals were missed by a mile. The stock price fell by nearly half, erasing almost $60 billion in market capitalization. This resulted in a CEO change. Many shareholders wondered why there wasn’t also a change in CFO.

Second: Strategy – Where to play/NOT to play...in Beauty. In a Wall Street Journal interview, Mr. Daley argued that “P&G shouldn’t have sold the beauty brands – evidence,” he said, “that the company wasn’t capable of managing smaller, trendy brands.”

It seems Mr. Daley has forgotten that the Wella Beauty acquisition was primarily a financial play — the acquired hair color, cosmetics, fragrances and salon businesses were all low margin, fragmented and inefficient. The company knew it could reduce costs and improve margins. P&G further hypothesized it might be able to gain competitive advantage by changing the game in these four categories.

After nearly a decade of restructuring, and despite better profitability and some notable brand initiatives and product innovation successes, P&G faced up to the reality that, while significantly improved, these businesses could not deliver P&G caliber margins or value creation. More importantly, P&G alone could not change the prevailing category business models in these more fashion- and trend-driven categories. Third parties, like fashion houses, salon colorists and stylists, and a host of specialty retailers, stand between the consumer and manufacturer and take a disproportionate slice of the value chain. In the end, the colorants, cosmetics, fragrance and salon categories (and the Wella acquisition) were neither structurally attractive enough nor a good strategic fit.

Third: Innovation. Mr. Peltz’s assertions that P&G hasn’t created any big, new billion dollar brands since 2000... and his push for more, small, trendy local brands... are not true and beside the point.

Twenty years of Nielsen Pacesetter reports clearly show P&G consistently commercializes far more of the Top 10 new and improved products on a sales basis than its top competitors combined. Further, since 2000, P&G has introduced dozens of new, better performing products that have achieved category leadership and sales of $100+ million to well over $1 billion.

It can take several years to create and build a leading billion-dollar business in Household and Personal Care, because performance matters. But Mr. Peltz does not seem to know that, likely because his only experience is in the packaged food and beverage business. In those categories, there has been virtually no real product innovation that has resulted in consumer preference, given retailers confidence, or fought off competitors on both ends...the local, fresh, natural, organic attack and the private label price/value attack.

Big versus small brand... and new versus established brand... are both “red herrings.”

P&G is agnostic about the size of a brand (big or small), whether a brand is acquired or created organically, and whether the product comes from a new or established P&G brand — as long as the brand becomes a leader in categories that are structurally attractive, a good strategic fit, and delivers category-leading margins and sustainable value creation. About half of the current 65-brand portfolio is small, local brands; most are leaders in their category; half were created by the company, half acquired; and includes a handful of new brands introduced in the past 10 to 15 years.

In the end, consumers don’t care if the new and better performing product comes from a new brand or is a new offering from a trusted, established brand. They only ask two questions: Is the product the best choice to do the job I need done? Does the brand and product deliver the best value for me?

If the established brand is a trusted leading brand with a strong market share and high awareness, trial and purchase, then P&G leverages this competitive advantage in more effective and efficient new brand and product launches. This is a win for the consumer, the company, and its shareowners.

Fourth: Cost Competitiveness. I’ve never seen a single business or company that couldn’t be more cost effective. The most difficult challenge is getting the balance right between delivering the short term while investing in the long term. My alarm bell goes off when I hear Mr. Peltz refer to any part of R&D as a hobby. The easy cuts for short-term speculators are capital expenditures, new product innovations, and longer-term category and brand building activities like product sampling. Beware. These types of cuts inevitably hurt growth and value creation in the later years after the speculators have taken their money and run. R&D may be less effective in commoditized categories like packaged food and beverage (where Mr. Peltz has experience), but, product performance, innovation and differentiation are the growth engines for household and personal care categories… and P&G brands.

Fifth: Organization. Messrs. Peltz and Daley’s big strategy is to mess with P&G’s organization structure. Do no harm.

The arbitrary sector re-aggregation they propose is a big step backwards -- a higher cost, more bureaucratic, internally focused organization that will recreate the matrix.

By any measure, P&G is much simpler, much more streamlined and much less bureaucratic than it was in 2008 when Mr. Daley last worked at the company. Today, P&G has only half the number of category businesses and one third the number of brands.

After significant analysis and in-market testing, P&G concluded that the current end-to-end Category Business Unit structure is the simplest, most focused, and competitively advantaged way for its 10 very different businesses to serve their respective consumers in different markets, channels and customers. P&G’s 10 business units are unique enough and large enough to create adequate scale, and self-sufficient enough to operate as independent profit centers.

The “holding company” corporate structure is another “red herring.” P&G corporate already operates like a holding company that provides shared services which are clearly more cost effective at total company scale, and a small R&D group focused on new categories of business and new-to-the-world technologies.

Grasping at Straws

Finally, the Peltz and Daley “shots in the dark” regarding eCommerce, digital and millennials are simply not true. As a Board member at Snap, I can safely say that Peltz and Daley would be the last two people in the world that anyone would call to get any insight on digital and eCommerce. P&G called out the priority of digital, eCommerce, mobility, search and social years ago and forged strong partnerships with key external players. As a result, P&G’s eCommerce business grew 30% last year, sales now exceed $3 billion, and shares are growing in 8 of 10 categories.

So far, the only argument for voting for Mr. Peltz is “Why not?” This was essentially the basis for Institutional Shareholder Services (ISS) recommendation. “Why not?” is the weakest of all arguments... the lowest standard that can be applied… and, a rationale for doing just about anything. It is not how a well-functioning Board should operate or uphold its duties to shareowners, and should never be the criteria for Director selection at any company.

Why I’m Voting Blue

I’ve had the opportunity to be a part of P&G - from 1977 to 2010, and again from 2013 to 2016. I was surprised by how much had changed and how fast in the three years I was away. The most striking change was the breadth and pace of change itself — more demanding consumers with unlimited access, more shopping choices and outlets than ever before, and competitors coming from all sides... in a very uncertain world of commodity and currency price volatility driven by economic and political instability.

P&G has responded and continues to respond to inevitable change and the challenges that come with it. The company has been willing to proactively change virtually anything and everything (except its core values) to serve consumers with preferred brands and products, to continue to offer a wide choice of job opportunities around the world, and to continue to deliver strong returns to shareowners — +28% Total Shareholder Return (TSR) over the past 2 years, alone. P&G is a much different company today than it was just 4 years ago – better positioned to win with consumers, against competitors, and for employees and shareowners.

Mr. Peltz (and Mr. Daley) are clearly out for number one. They certainly don’t represent me, a long-term shareholder. Nor do I believe they represent the majority of individual and institutional shareowners.

That’s why I’m supporting the current team of P&G employees, management and directors.

(Mr. Lafley is a former Chairman and CEO of P&G. He has worked in private equity with Clayton, Dubilier and Rice. He currently serves on the boards of Snap and Tulco. He previously served on the boards of Legendary Entertainment, GE, Dell and GM. He is the co- author of “Game Changer: How to Drive Revenue and Profit with Innovation”, “Playing To Win: How Strategy Really Works”, and several Harvard Business Review articles including “What Only the CEO Can Do.”)

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.